As filed with the Securities and Exchange Commission on November 7, 2023

Registration No. 333-64016

   333-75470

333-102772

333-118704

333-128320

333-136991

333-149472

333-151202

333-200139

333-218677

333-225279

333-238610

333-256257

333-265831

333-273330

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Registration Statement No. 333-64016

Post-Effective Amendment No. 1 to Registration Statement No. 333-75470

Post-Effective Amendment No. 1 to Registration Statement No. 333-102772

Post-Effective Amendment No. 1 to Registration Statement No. 333-118704

Post-Effective Amendment No. 1 to Registration Statement No. 333-128320

Post-Effective Amendment No. 1 to Registration Statement No. 333-136991

Post-Effective Amendment No. 1 to Registration Statement No. 333-149472

Post-Effective Amendment No. 1 to Registration Statement No. 333-151202

Post-Effective Amendment No. 1 to Registration Statement No. 333-200139

Post-Effective Amendment No. 1 to Registration Statement No. 333-218677

Post-Effective Amendment No. 1 to Registration Statement No. 333-225279

Post-Effective Amendment No. 1 to Registration Statement No. 333-238610

Post-Effective Amendment No. 1 to Registration Statement No. 333-256257

Post-Effective Amendment No. 1 to Registration Statement No. 333-265831

Post-Effective Amendment No. 1 to Registration Statement No. 333-273330

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Avid Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2977748
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 Blue Sky Drive

Burlington, Massachusetts 01803

(Address of Principal Executive Offices, including zip code)

1996 Employee Stock Purchase Plan, as amended

1999 Stock Option Plan

Sibelius Software Limited Unapproved Discretionary Share Option Scheme 2000

Sibelius Software Limited Enterprise Management Incentive Scheme

Midiman, Inc. 2002 Stock Option/Stock Issuance Plan

2005 Stock Incentive Plan, as amended

2014 Stock Incentive Plan, as amended

Nonstatutory Stock Option Agreement with Gary G. Greenfield

Restricted Stock Agreement with Gary G. Greenfield

Nonstatutory Stock Option Agreement with Kenneth A. Sexton

Restricted Stock Unit Award with Kenneth A. Sexton

(Full title of the plan)

Kenneth Gayron

Executive Vice President, Chief Financial Officer, and Corporate Treasurer

Avid Technology, Inc.

75 Blue Sky Drive

Burlington, Massachusetts 01803

 (978) 640-3000

(Name, address, and telephone number,

including area code, of agent for service)

Copy to:

Steve Camahort, Esq.

Dana Kromm, Esq.

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

(213) 683-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

☒ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with ay new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments No. 1 to the Registration Statements (“Post-Effective Amendments”) filed by Avid Technology, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), that remain unsold under the following registration statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-64016), which was filed with the SEC on June 28, 2001, pertaining to the registration of 1,000,000 shares of Common Stock, issuable under the Company’s 1999 Stock Option Plan (the “1999 Option Plan”).

•	Registration Statement on Form S-8 (No. 333-75470), which was filed with the SEC on December 19, 2001, pertaining to the registration of 1,000,000 shares of Common Stock, issuable under the Company’s 1999 Option Plan.

•	Registration Statement on Form S-8 (No. 333-102772), which was filed with the SEC on January 28, 2003, pertaining to the registration of 500,000 shares of Common Stock, issuable under the Company’s 1996 Employee Stock Purchase Plan (the “1996 ESPP”).

•	Registration Statement on Form S-8 (No. 333-118704), which was filed with the SEC on August 31, 2004, pertaining to the registration of (i) 345,230 shares subject to options outstanding under the Midiman, Inc. 2002 Stock Option/Stock Issuance Plan on August 20, 2004, (ii) 454,270 shares that may be issued in connection with the exercise of options that were outstanding on August 20, 2004 if certain conditions set forth in the Agreement and Plan of Merger by and among Avid Technology, Inc., Maui Paradise Corporation, Maui LLC and Midiman, Inc., dated August 12, 2004, are met and (iii) 64,613 shares reserved for future issuance under the Midiman, Inc. 2002 Stock Option/Stock Issuance Plan as of August 20, 2004.

•	Registration Statement on Form S-8 (No. 333-128320), which was filed with the SEC on September 14, 2005, pertaining to the registration of 3,000,000 shares of Common Stock, including the associated Preferred Stock Purchase Rights, issuable under the Company’s 2005 Stock Incentive Plan (the “2005 SIP”).

•	Registration Statement on Form S-8 (No. 333-136991), which was filed with the SEC on August 30, 2006, pertaining to the registration of 34,581 shares of Common Stock, of which (i) 9,809 shares were issuable under the Sibelius Software Limited Unapproved Discretionary Share Option Scheme 2000, and (ii) the remaining 24,772 shares were issuable under the Sibelius Software Limited Enterprise Management Incentive Scheme.

•	Registration Statement on Form S-8 (No. 333-149472), which was filed with the SEC on February 29, 2008, pertaining to the registration of 1,135,000 shares of Common Stock issuable pursuant to inducement equity awards granted to Gary G. Greenfield and Kenneth A. Sexton pursuant to an exemption from NASDAQ’s shareholder approval requirements under Section 4350(i)(1)(A)(iv) of the NASD Marketplace Rules.

•	Registration Statement on Form S-8 (No. 333-151202), which was filed with the SEC on May 27, 2008, pertaining to the registration of 7,487,580 shares of Common Stock, consisting of (i) 800,000 shares issuable under the Company’s amended and restated 1996 ESPP and (ii) 6,687,580 shares issuable under the Company’s amended and restated 2005 SIP.

•	Registration Statement on Form S-8 (No. 333-200139), which was filed with the SEC on November 12, 2014, pertaining to the registration of 3,750,000 shares of Common Stock reserved for issuance under the Company’s 2014 Stock Incentive Plan (the “2014 SIP”).

•	Registration Statement on Form S-8 (No. 333-218677), which was filed with the SEC on June 12, 2017, pertaining to the registration of 1,290,000 shares of Common Stock reserved for issuance under the Company’s amended and restated 2014 SIP.

•	Registration Statement on Form S-8 (No. 333-225279), which was filed with the SEC on May 30, 2018, pertaining to the registration of 3,650,000 shares of Common Stock, consisting of (i) 3,000,000 shares reserved for issuance under the Company’s amended and restated 2014 SIP, and (ii) 650,000 shares reserved for issuance under the Company’s amended and restated 1996 ESPP.

•	Registration Statement on Form S-8 (No. 333-238610), which was filed with the SEC on May 22, 2020, pertaining to the registration of 1,400,000 shares of Common Stock reserved for issuance under the Company’s amended and restated 2014 SIP.

•	Registration Statement on Form S-8 (No. 333-256257), which was filed with the SEC on May 18, 2021, pertaining to the registration of 500,000 shares of Common Stock reserved for issuance under the Company’s amended and restated 2014 SIP.

•	Registration Statement on Form S-8 (No. 333-265831), which was filed with the SEC on June 24, 2022, pertaining to the registration of 600,000 shares of Common Stock reserved for issuance under the Company’s amended and restated 2014 SIP.

•	Registration Statement on Form S-8 (No. 333-273330), which was filed with the SEC on July 19, 2023, pertaining to the registration of 650,000 shares of Common Stock reserved for issuance under the Company’s amended and restated 2014 SIP.

On August 9, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Artisan Bidco, Inc., a Delaware corporation (“Parent”), and Artisan Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Parent (the “Surviving Corporation”). Parent and Merger Sub are affiliates of STG Partners, LLC.

On November 7, 2023 upon the terms set forth in the Merger Agreement, the Merger became effective. In connection with the Merger, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements, and deregistering any of the securities which remain unsold under the Registration Statements as of the effective time of the Merger. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, effective upon filing hereof, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burlington, State of Massachusetts, this 7th day of November, 2023.

AVID TECHNOLOGY, INC.

By:	/s/ Kenneth Gayron
Kenneth Gayron
Executive Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 under the Securities Act.